Exhibit 16.1
January 24, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Gores Metropoulos II, Inc. (the Company) and, under the date of January 13, 2021, we reported on the financial statements of Gores Metropoulos II, Inc. as of December 31, 2020 and for the period from July 21, 2020 (inception) through December 31, 2020. On January 20, 2022, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated January 24, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with any of the Company’s statements in the fifth paragraph, including, that the audit committee of the board approved the appointment of Deloitte & Touche LLP (Deloitte) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2022, and the statements regarding consultation with Deloitte.

Very truly yours,

/s/ KPMG LLP